EXHIBIT 99.1

Ambac Assurance Corporation

One State Street Plaza

New York, NY 10004

212.658.7470

Web site: www.ambac.com

News Release

For Immediate Release

AMBAC ANNOUNCES INSURANCE COMMISSIONER DISAPPROVES INTEREST

PAYMENT ON SURPLUS NOTES

NEW YORK, April 18, 2013 -- Ambac Assurance Corporation (“Ambac Assurance”) today announced that the Commissioner of Insurance of the State of Wisconsin has disapproved the requests of Ambac Assurance and the Segregated Account of Ambac Assurance (“Segregated Account”) to pay accrued interest on all outstanding Surplus Notes issued by Ambac Assurance and the Segregated Account on the scheduled interest payment date of June 7, 2013.

About Ambac Assurance

Ambac Assurance is a guarantor of public finance and structured finance obligations, and is the principal operating subsidiary of Ambac Financial Group, Inc. (“Ambac”).

On November 8, 2010, Ambac filed for a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (“Bankruptcy Court”). The Bankruptcy Court entered an order confirming Ambac’s plan of reorganization on March 14, 2012. Until the plan of reorganization is consummated and Ambac emerges from bankruptcy, it will continue to operate in the ordinary course of business as “debtor-in-possession” in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. Upon consummation of the plan of reorganization, Ambac’s existing common stock will be cancelled and extinguished and the holders thereof will not be entitled to receive, and will not retain, any property or interest on account of such common stock.

Contact Information:

Michael Fitzgerald

212-208-3222

mfitzgerald@ambac.com